ITEM 6.  OFFICERS AND DIRECTORS                                    Exhibit F-1
Part III.


      The following pages consist of disclosures made in GPU, Inc.'s 2001 Proxy Statement as well as disclosures made in GPU, Inc.'s 2000 Annual Report on Form 10-K.


                                    GPU, Inc.


REMUNERATION OF DIRECTORS

      Non-employee directors receive an annual retainer of $20,000, a fee of $1,000 for each Board meeting attended and a fee of $1,000 for each Committee meeting attended. Committee Chairmen receive an additional retainer of $3,000 per year.


RELATED TRANSACTIONS

      GPU and its subsidiaries have business arrangements with organizations with which certain GPU directors and certain owners of 5% or more of GPU stock are affiliated. These arrangements are conducted in the ordinary course of business, at arms-length, and on standard commercial terms and conditions.


DEFERRED STOCK UNIT PLAN FOR OUTSIDE DIRECTORS

      Under the Deferred Stock Unit Plan for Outside Directors of GPU, Inc. ("Deferred Stock Unit Plan"), each director who is not an employee of the Corporation or any of its subsidiaries (an "Outside Director") receives an annual grant of units representing shares of GPU Common Stock equal in value at the time of grant to one and one-half times the value of the director's annual cash retainer in effect at the time of grant. Each unit granted under the Deferred Stock Unit Plan represents one share of GPU Common Stock. Dividend equivalents paid on outstanding units are invested in additional units.

      Outside Directors who have served at least 54 months will receive payment of their deferred units upon their retirement from the Board. Payment of units will be in the form of GPU Common Stock, or in cash if authorized by the Personnel, Compensation and Nominating Committee. As of December 31, 2000, all outside directors except Messrs. Pokelwaldt, Townsend and Wolfe had completed 54 months of service. Upon the closing of the Corporation's proposed merger with FirstEnergy Corp., a "change in control" under the Deferred Stock Unit Plan will occur, and all such deferred units will become immediately vested.

RETIREMENT PLAN FOR OUTSIDE DIRECTORS

      Under the Retirement Plan for Outside Directors of GPU, Inc. ("Retirement Plan"), as amended, an individual who completed 54 months of service as of June 30, 1997 as a non-employee director is entitled to receive retirement benefits equal to the product of (A) the number of months of service completed and (B) the monthly compensation paid to the director at the date of retirement. Benefits under the Retirement Plan are payable to the directors (or, in the event of death, to designated beneficiaries) at their election in a lump sum payment or in monthly installments of 1/12 of the sum of (x) the then annual retainer paid at time of retirement plus (y) the cash value of the award under the Restricted Stock Plan for Outside Directors for the year preceding retirement, over a period equal to the director's service as of June 30, 1997, unless otherwise directed by the Personnel, Compensation and Nominating Committee, commencing at the later of age 60 or upon retirement. Service following June 30, 1997 will be applied toward the 54-month vesting requirement but will not increase the amount of benefits. No individual who first becomes an Outside Director on or after July 1, 1997 will be entitled to receive any benefits under the Retirement Plan. Upon the closing of the Corporation's proposed merger with FirstEnergy Corp., a "change in control" under the Retirement Plan will occur, and the 54-month vesting requirement will be waived.

      As of December 31, 2000, the following Outside Directors were vested in the Retirement Plan and are entitled to receive retirement benefits equal to the number of months of service completed at June 30, 1997:

                                                Months of Service
                   Director                    as of June 30, 1997
                   --------                    -------------------

              Thomas B. Hagen                          93
              John M. Pietruski                       101
              Catherine A. Rein                       101
              Carlisle A. H. Trost                     78
              Patricia K. Woolf                       167


RESTRICTED STOCK PLAN FOR OUTSIDE DIRECTORS

      Under  the  GPU,  Inc.   Restricted  Stock  Plan  for  Outside   Directors
("Directors Plan"), each Outside Director is paid a portion of his or her annual compensation in the form of 300 shares of GPU Common Stock.

      A total of 40,000 shares of GPU Common Stock (subject to adjustment for stock dividends, stock splits, recapitalizations and other specified events) has been authorized for issuance under the Directors Plan. Any shares awarded which are forfeited as provided by the Directors Plan will again be available for issuance.

      Shares of GPU Common Stock are awarded to Outside Directors on the condition that the director serves or has served as an Outside Director until
(i) death or disability, (ii) retirement not earlier than the first day of the month following the director's 72nd birthday, (iii) resignation or retirement before the first day of the month following the director's 72nd birthday with the consent of the Board, which is defined in the Directors Plan to mean approval thereof by at least 80% of the directors other than the affected director or (iv) failure to be re-elected to the Board after being duly nominated. Termination of service for any other reason, including any involuntary termination effected by action or inaction of the Board, other than that following a change in control (as defined) of GPU, will result in forfeiture of all shares awarded.

      Until termination of service, an Outside Director may not dispose of any shares of GPU Common Stock awarded under the Directors Plan, but has all other rights of a shareholder with respect to such shares, including voting rights and the right to receive all cash dividends paid with respect to awarded shares.

      Upon the closing of the Corporation's proposed merger with FirstEnergy Corp., a "change in control" under the Directors Plan will occur, and all restrictions on any shares outstanding under the Directors Plan will thereupon lapse.

ESTATE ENHANCEMENT PROGRAM

      The Corporation has adopted an estate enhancement program for the benefit of outside directors of the Corporation and its subsidiaries and executive officers of GPU. Under this program, an outside director or GPU executive officer may, with approval of the Personnel, Compensation and Nominating Committee, elect to enter into a split dollar life insurance arrangement with the Corporation and forego a specified amount of payments to which he or she is then entitled to receive in the future under the Corporation's deferred compensation plans. If such an election is made and approved, the Corporation will pay the premium on a split dollar life insurance policy on the life of the director (or on the lives of the director and his or her spouse) or executive officer (or on the lives of the executive officer and his or her spouse) up to the amount of deferred compensation the director or executive officer has elected to forego. As of December 31, 2000, Mr. Pietruski was the only outside director or GPU executive officer participating in this program. The Corporation expects that it will not incur any significant additional costs as a result of entering into split dollar insurance arrangements under this program.

                               SECURITY OWNERSHIP

SECURITY OWNERSHIP OF DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

      The following table sets forth, as of February 1, 2001, the beneficial ownership of equity securities (and stock-equivalent units) of the GPU Companies of each of the GPU directors, nominees for director and each of the executive officers named in the Summary Compensation Table, and of all directors and executive officers of GPU as a group. The shares of Common Stock owned by all directors and executive officers as a group constitute less than 1% of the total shares outstanding.

                                         Amount and Nature of Beneficial
Ownership
                                              Shares (1)     Stock-Equivalent
      Name             Title of Security   Direct  Indirect        Units
      ----             -----------------  -------- --------  -----------------

Michael J. Chesser     GPU Common Stock         0                4,032 (2)
Fred D. Hafer          GPU Common Stock    13,345      166      48,709 (2)
Thomas B. Hagen        GPU Common Stock    14,303                3,888 (3)
Ira H. Jolles          GPU Common Stock    15,247               19,437 (2)
Bruce L. Levy          GPU Common Stock     6,500               18,898 (2)
John M. Pietruski      GPU Common Stock     5,500                3,888 (3)
Robert N. Pokelwaldt   GPU Common Stock       600                1,146 (3)
Catherine A. Rein      GPU Common Stock     4,998                3,888 (3)
Carole B. Snyder       GPU Common Stock     1,643               10,262 (2)
Bryan S. Townsend      GPU Common Stock     2,044                3,888 (3)
Carlisle A. H. Trost   GPU Common Stock     4,537                3,888 (3)
Kenneth L. Wolfe       GPU Common Stock     1,900                1,146 (3)
Patricia K. Woolf      GPU Common Stock     5,607                3,888 (3)

All GPU Directors and
  Executive Officers
  as a Group           GPU Common Stock    82,794    1,019     143,048
-------------------


(1) The number of shares owned and the nature of such ownership, not being within the knowledge of GPU, have been furnished by each individual.

(2) Restricted units, which do not have voting rights, represent rights (which are performance-based and subject to vesting) to receive shares of Common Stock under the 1990 Stock Plan for Employees of GPU, Inc. and
      Subsidiaries (the "1990 Stock Plan"). This amount also includes 704 restricted units which have vested under the 1990 Stock Plan, but which were deferred pursuant to that Plan by Mr. Levy. See footnote 2 to the Summary Compensation Table on page 9.

(3) Each Outside Director receives an annual grant of deferred stock units which represents an equivalent number of shares of GPU Common Stock. Outside Directors who have served at least 54 months will receive payment of their deferred units upon retirement. See Deferred Stock Unit Plan for Outside Directors on page 1.

                             EXECUTIVE COMPENSATION

PERSONNEL, COMPENSATION AND NOMINATING COMMITTEE REPORT

      The Corporation's three-part program for executive compensation continued in 2000 with changes made to both the annual and the long-term incentive programs. The three interrelated components of the overall program are the Base Salary Program, the annual Incentive Compensation Plan and the stock-based long-term program established in the 1990 Stock Plan. Taken together, these components balance the short-term and longer-term objectives of the Corporation.

Compensation Philosophy and Market Comparisons

      The Corporation's continuing compensation philosophy is to maintain an executive compensation program that attracts and retains high caliber executives and rewards these executives when established business objectives are achieved.

      The major portion of executive compensation is delivered via the two incentive compensation components. Achievement of annual business objectives and the value of GPU's Common Stock determine the value of the compensation program. Consequently, the amount of compensation delivered may vary significantly from one year to the next. When objectives are achieved at targeted levels, pay should approximate the median of the competitive market. Above target results cause pay levels to be above median and, conversely, below target results drive pay levels below the competitive median.

      The Corporation continues to define the competitive market as companies in the industry that match GPU in size and complexity. These companies include all those in the S&P Electric Utility Index shown on page 19 for which data are available. In addition, the Corporation considers companies not in the index reflecting the need to compete in a broader market for executives. A major compensation consulting firm assists the Committee in developing comparisons, determining median pay levels and assessing the competitiveness and balance of the program.

Section 162(m) of the Internal Revenue Code of 1986 generally limits the amount allowable as a tax deduction for compensation paid to the chief executive officer and each of the highest paid officers of any publicly held corporation to $1 million per year for each officer. Although the Committee considers the effect of Section 162(m) in connection with the Corporation's executive compensation program, the Committee considers it important to retain the flexibility to design compensation programs it believes are in the best interests of the Corporation and its shareholders, even though the expense may not be fully deductible. The Committee continues to monitor the potential impact of Section 162(m) and considers modifications to the executives' compensation program with this in mind.

Base Salary Program

      The  Base  Salary   Program  is  designed  to  provide   stable,   ongoing
compensation consistent with market levels and the experience and sustained performance of the executive. While salaries, including Mr. Hafer's salary, are reviewed each year by the Committee, the emphasis in the overall program continues to be on the variable pay components. In 2000, base salary increases were approved only if the individual executive salary had fallen below competitive levels or if the executive assumed additional responsibilities.

Incentive Compensation Plan

      The Incentive Compensation Plan is the Corporation's annual incentive program and provides executives with an opportunity to earn additional cash compensation when identified short-term objectives are achieved.

      In 2000, the program was modified somewhat to increase the emphasis on measurable, quantitative objectives, particularly financial objectives, and to ensure that all GPU executives have a significant portion of their annual incentive opportunity tied to the total Corporation's financial results.

      For executives with corporate-wide responsibilities, including Messrs. Hager, Jolles and Levy, and Ms. Snyder, the 2000 annual incentive opportunity was based on earnings per share, return on equity and new non-regulated revenue. For executives, such as Mr. Chesser, whose primary responsibility is the management of a business unit, the 2000 incentive opportunity was based partly on these same corporate objectives and partly on objectives tied to the performance of the executive's business unit. These business unit objectives are primarily financial and emphasize earnings.

      Achievement of objectives at both the corporate and business unit levels was below the threshold required for earning payments under the incentive Plan. Consequently, none of the named executives received an award for 2000.


The 1990 Stock Plan

      The 1990 Stock Plan, approved by shareholders, allows the Committee and the Board to provide long-term incentive opportunities through a variety of stock-based vehicles. In 2000, all awards under the Plan were in the form of restricted performance units and non-qualified stock options. The program was modified to provide the larger portion of total awards in the form of options. Awards to individual executives are determined based on the need to maintain competitive compensation levels and the Committee's and Board's assessments of the performance, contribution and potential of the individual. The final value of these awards is determined by the value of GPU's stock; consequently, compensation delivered may be above or below the competitive median.

Awards for Mr. Hafer

      The 2000 awards of performance units and stock options for Mr. Hafer reflected the factors outlined above as well as the intent to deliver the major portion of his total compensation via stock-based vehicles. The terms and conditions of his awards are the same as those for other executives.

Restricted Performance Units

      Restricted performance units give executives the right to receive shares of the Corporation's stock (or cash at the discretion of the Committee) if specific performance measures are achieved. Awards provide a specific number of units on which dividend equivalents are paid and reinvested in additional units. The number of units that will actually be paid to the executive is determined at the end of the performance period.

      In 2000, the program was modified to shorten the performance period for the restricted units to three years. This performance period change was implemented to focus executives on the accelerated pace of change in the industry and the need for results in a shorter time frame. In addition, the performance scale was adjusted to require higher levels of performance for some above target payouts.

      The performance measure for the 2000 grants of units is the Corporation's total shareholder return compared to the total return of companies in the S&P Electric Utility Index. The Corporation's percentile ranking among Index Companies is calculated quarterly over the three-year performance period and averaged. The average ranking determines the number of shares the executive will ultimately receive. If the Corporation's ranking is at the 55th percentile, all the originally awarded units plus reinvested dividend equivalents will vest. If total return is above the 64th percentile, additional units will vest up to a maximum of 200%. If total return is lower, fewer units will vest with no units vesting if performance is below the 40th percentile.

Stock Options

      Stock options granted in 2000 have an exercise price equal to the fair market value of the Corporation's stock on the date of grant and become exercisable over a three-year period. The options have a 10-year term.


                              Members of the Personnel, Compensation
                              and Nominating Committee

                              Thomas H. Hagen
                              John M. Pietruski, Chairman
                              Carlisle A. H. Trost
                              Patricia K. Woolf

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

      The following table compares the five-year cumulative total return, including reinvested dividends, on GPU Common Stock, with the Standard & Poor's 500 Stock Index (the "S&P 500 Index") and the S&P Electric Utility Index:

                        Amount
                        Invested
                        1/1/96*     1996      1997     1998   1999     2000
                        --------    ----      ----     ----   ----     ----

GPU                       $100      $105      $139     $154   $109     $146
S&P 500                    100       123       164      211    255      232
S&P Electric Utility       100       100       126      145    117      180

* Assumes $100 invested in GPU Common Stock, S&P 500 Index and S&P Electric Utility Index. Cumulative Total Return includes reinvestment of dividends.


REMUNERATION OF EXECUTIVE OFFICERS

      The following tables present compensation information from the past three years for the Chief Executive Officer and the four other most highly compensated executive officers ("Named Executive Officers").

Summary Compensation Table


                          Annual Compensation                 Long-Term Compensation
                          -------------------                 ----------------------
                                                                   Awards          Payouts
                                                                   ------          -------
                                                      Other      Securities
  Name and                                           Annual      Underlying         LTIP        All Other
  Principal                                         Compensa-     Options          Payouts      Compensa-
  Position           Year     Salary($)  Bonus($)    tion($)(1)   Granted(#)        ($)(2)        tion($)
------------         ----     ---------  --------   -----------  -----------       -------      ---------

Fred D. Hafer        2000    $738,462   $   --      $   --          85,800       $102,055(3)    $186,053(4)
Chairman, President  1999     685,288    660,000       3,129        30,000         62,923        136,454
& Chief Executive    1998     613,077    375,000       1,805        95,000         63,007        116,823
Officer, GPU

Ira H. Jolles        2000     360,000       --         3,621        26,500        120,531         73,891(4)
Sr. Vice President   1999     360,000    315,000       3,693         6,000         82,522         67,922
& General Counsel,   1998     353,085    126,000       2,139        21,000         82,973         59,090
GPU

Bruce L. Levy        2000     360,000       --         6,075(5)     26,500         45,045        111,859(4)
Sr. Vice President   1999     360,000    250,000       4,382(5)      6,000         28,470         82,539
& Chief Financial    1998     288,875    223,200         997(5)     37,000         21,002         55,748
Officer, GPU

Carole B. Snyder     2000     293,077       --           950        22,100         31,672         59,817(4)
Executive Vice       1999     264,115    240,000         944         4,500         18,980         42,589
President-Corporate  1998     210,000     85,000         --         12,000           --           36,489
Affairs, GPUS

Michael J. Chesser   2000     252,404       --           --         27,600           --           57,605(4)
President & Chief    1999        --         --           --           --             --             --
Executive Officer,   1998        --         --           --           --             --             --
Jersey Central
Power & Light
Company, Metropolitan
Edison Company &
Pennsylvania Electric
Company (GPU Energy)
----------------



(1) Consists of earnings on Long-Term Incentive Plan ("LTIP") compensation paid in the year the award vests.

(2) Amounts reported in this column for the year 2000 represent each Named Executive Officer's 1995 performance-based restricted stock award that vested on June 4, 2000, at 90% of target, in accordance with the 1990 Stock Plan. The restricted units issued each year since 1995 under the 1990 Stock Plan have been performance based. For a discussion of how the 2000 performance percentages were determined, and for the 2000 restricted unit awards, see the Long-Term Incentive Plans - Awards in the Last Fiscal Year table (the LTIP Table"). Dividends are earned on the aggregate restricted units awarded under the 1990 Stock Plan and reinvested in additional units.

      Amounts reported in this column for the years 1998 and 1999 consist of Performance Cash Incentive Awards paid on the 1993 and 1994 restricted unit awards, respectively, which vested under the 1990 Stock Plan. These amounts were designed to compensate recipients of restricted unit awards for the amount of federal and state income taxes that are payable upon vesting of such awards. There was no Performance Cash Incentive Award associated with the vesting of the restricted units awarded in 1995 that vested in 2000.

      The aggregate number and value (based on the stock price per share at December 31, 2000) of unvested and deferred vested stock-equivalent restricted units (including reinvested dividend equivalents) include the amounts shown on the LTIP table, and at the end of 2000 were:

                                   Aggregate Units     Aggregate Value
                                   ---------------     ---------------
        Fred D. Hafer                  48,709            $1,793,100
        Ira H. Jolles                  19,437               715,525
        Bruce L. Levy                  18,799               692,038
        Carole B. Snyder               10,262               377,770
        Michael J. Chesser              4,032               148,428

(3)   Mr. Hafer elected to defer this amount in accordance with the 1990
      Stock Plan.

(4) For 2000, (a) the Corporation's matching contributions under the Savings Plan, (b) the Corporation's matching contributions under the non-qualified deferred compensation plan, (c) the benefit of interest-free use of the non-term portion of employer-paid premiums for split-dollar life insurance, (d) above-market interest accrued on the retirement portion of deferred compensation and (e) earnings on LTIP compensation not paid in the current year, and (f) signing bonus for Mr. Chesser received upon employment were as follows:

                              (a)      (b)      (c)      (d)      (e)     (f)
                             ------  -------  -------  -------  ------- -------
        Fred D. Hafer       $6,800   $49,062  $25,128  $15,664  $89,399 $   --
        Ira H. Jolles        6,800    20,200    5,449    4,739   36,703     --
        Bruce L. Levy        6,800    17,600   45,624    6,466   35,369     --
        Carole B. Snyder     6,800    14,477   19,296    1,083   18,161     --
        Michael J. Chesser    --       3,296     --         16    4,293   50,000

      NOTE: The split-dollar life insurance amounts reported in the "All Other Compensation" column are equal to the present value of the interest-free use of the current year Corporation-paid premiums to the projected date the premiums will be refunded to the Corporation.

(5) In addition to the earnings on LTIP compensation noted in (1) above, these amounts include the above-market interest accrued on the pre-retirement portion of deferred compensation in the amounts of $4,467, $2,966 and $997 for the years 2000, 1999 and 1998 respectively.


Option Grants In Last Fiscal Year

      The following table summarizes option grants made during 2000 to the Named Executive Officers. All of these options were granted with an exercise price equal to the fair market value of GPU stock on the date of grant.

                                                       Individual Grants
                         ----------------------------------------------------------------------------------

                                 Number of
                                Securities         % of
                                Underlying      Total Options                                    Grant Date
                                 Options         Granted to    Exercise or                         Present
                        Grant    Granted(1)     Employees in    Base Price      Expiration          Value
       Name             Date      (#)           Fiscal Year     ($/Sh)            Date             (2)($)
   -------------      --------  -----------     ----------   -------------      ----------        ---------
   Fred D. Hafer      06/01/00    85,800           12.1 %        $29.25         06/01/10         $394,680
   Ira H. Jolles      06/01/00    26,500            3.7           29.25         06/01/10          121,900
   Bruce L. Levy      06/01/00    26,500            3.7           29.25         06/01/10          121,900
   Carole B. Snyder   06/01/00    22,100            3.1           29.25         06/01/10          101,660
   Michael J. Chesser 06/01/00    27,600            3.9           29.25         06/01/10          126.960



(1) Options become exercisable in three equal annual installments beginning on the first anniversary of the date of the grant. These grants will fully vest upon termination of employment resulting from death or disability. Options may be exercised after retirement in accordance with the terms of the 2000 Stock Option Agreement. In the event of a change in control (which would include the Corporation's proposed merger with FirstEnergy Corp.) of GPU during the option term, all options will immediately become exercisable.

(2) Options are valued using a Black-Scholes option pricing model, a mathematical formula widely used to value options. The model as applied used the grant date and the exercise price shown on the table, and the fair market value of Common Stock on the grant date, which was the same as the exercise price. For the June 2000 grant, the model assumed (i) a risk-free rate of return of 6.38%, which approximates the yield on 10-year U.S. Treasury zero coupon bonds on the grant date; (ii) a stock price volatility of 23.5%, based on the average historical volatility for the 36-month period ending on the grant date; (iii) an average dividend yield of 5.71%, based on the average yield for a 36-month period; (iv) the exercise of all options on the final day of their 10-year terms; and (v) 3% discount for risk of forfeiture prior to the options becoming exercisable. No discount from the theoretical value was taken to reflect the restrictions on the transfer of the options and the likelihood of the options being exercised in advance of the final day of their terms.

Aggregated Option Exercises In Last Fiscal Year and Fiscal Year-End Option
Value

      The following table summarizes the number and value of all unexercised options held by the Named Executive Officers. In 2000, no options were exercised by any Named Executive Officer.

                         Number of Securities         Value of Unexercised
                    Underlying Unexercised Options    In-the-Money Options
                         at Fiscal Year-End (#)       at Fiscal Year-End ($)
                    ------------------------------    ----------------------
       Name          Exercisable   Unexercisable    Exercisable  Unexercisable
   -----------       -----------   -------------    -----------  -------------

   Fred D. Hafer        73,333        137,467         $11,875     $654,800
   Ira H. Jolles        16,000         37,500           2,625      201,719
   Bruce L. Levy        26,667         42,833           4,625      202,719
   Carole B. Snyder      9,500         29,100           1,500      167,881
   Michael J. Chesser       --         27,600              --      208,725


Long-Term Incentive Plans - Awards In Last Fiscal Year

      This table shows the LTIP awards made to the Named Executive Officers for the performance period January 1, 2000 through December 31, 2002.

                                 Performance
                     Number of     or Other      Estimated Future Payouts Under
                      Shares,    Period Until     Non-Stock Price-Based Plans(1)
                                                 -------------------------------
                     Units or     Maturation      Threshold  Target   Maximum
       Name         Other Rights   or Payout         (#)      (#)       (#)
   -------------    ------------ --------------   --------- -------   ------


   Fred D. Hafer      11,600     3-year vesting     5,800    11,600   23,200
   Ira H. Jolles       3,700     3-year vesting     1,850     3,700    7,400
   Bruce L. Levy       3,700     3-year vesting     1,850     3,700    7,400
   Carole B. Snyder    3,100     3-year vesting     1,550     3,100    6,200
   Michael J. Chesser  3,900     3-year vesting     1,950     3,900    7,800

(1) The restricted units awarded in 2000 under the 1990 Stock Plan provide for a performance adjustment to the aggregate number of units vesting for the recipient, including the accumulated reinvested dividend equivalents, based on the annualized GPU Total Shareholder Return (TSR) percentile ranking against all companies in the Standard & Poor's Electric Utility Index for the period between the award and vesting dates. With a 55th percentile ranking, the performance adjustment would be 100% as reflected in the "Target" column. In the event that the percentile ranking is below the 55th percentile, the performance adjustment would be reduced in steps reaching 0% below the 40th percentile. The minimum payout or "Threshold" begins at the 40th percentile, which results in a payout of 50% of target. A ranking below the 40th percentile would result in no award. Should the TSR percentile ranking exceed the 64th percentile, then the performance adjustment would be increased in steps reaching 200% at the 85th percentile as reflected in the "Maximum" column. Regular quarterly dividends are reinvested in additional units that are subject to the vesting restrictions of the award. Actual payouts, if any, under the Plan would be based on the aggregate number of units awarded and the units accumulated through dividend reinvestment at the time the restrictions lapse.

RETIREMENT PLANS

      The GPU Companies' pension plans provide for pension benefits, payable for life after retirement, based upon years of creditable service with the GPU Companies and the employee's career average compensation as defined below. Federal law limits the amount of an employee's pension benefits that may be paid from a qualified trust established pursuant to a qualified pension plan (such as the GPU Companies' plans). The GPU Companies also have adopted non-qualified plans providing that the portion of a participant's pension benefits which, by reason of such limitations, cannot be paid from such a qualified trust shall be paid directly on an unfunded basis by the participant's employer.

      The following table illustrates the amount of aggregate annual pension from funded and unfunded sources resulting from employer contributions to the qualified trust and direct payments payable upon retirement in 2001 (computed on a single life annuity basis) to persons in specified compensation and years of service classifications:


              ESTIMATED ANNUAL RETIREMENT BENEFITS (2) (3) (4) (5)
                     BASED UPON CAREER AVERAGE COMPENSATION
                     --------------------------------------
                                (2001 Retirement)

Career Average                                Years of Service
                  ---------------------------------------------------------
Compensation (1)     15        20         25        30        35       40
----------------  --------  --------   --------- --------  -------- -------

   $ 50,000       $ 13,736  $ 18,315   $ 22,894  $ 27,473  $ 32,052 $ 36,399
    100,000         28,736    38,315     47,894    57,473    67,052   75,999
    150,000         43,736    58,315     72,894    87,473   102,052  115,599
    200,000         58,736    78,315     97,894   117,473   137,052  155,199

    250,000         73,736    98,315    122,894   147,473   172,052  194,799
    300,000         88,736   118,315    147,894   177,473   207,052  234,399
    350,000        103,736   138,315    172,894   207,473   242,052  273,999
    400,000        118,736   158,315    197,894   237,473   277,052  313,599

    450,000        133,736   178,315    222,894   267,473   312,052  353,199
    500,000        148,736   198,315    247,894   297,473   347,052  392,799
    550,000        163,736   218,315    272,894   327,473   382,052  432,399
    600,000        178,736   238,315    297,894   357,473   417,052  471,999

    650,000        193,736   258,315    322,894   387,473   452,052  511,599
    700,000        208,736   278,315    347,894   417,473   487,052  551,199
    750,000        223,736   298,315    372,894   447,473   522,052  590,799
    800,000        238,736   318,315    397,894   477,473   557,052  630,399
---------------


(1) Career Average Compensation is the average annual compensation received from January 1, 1984 to retirement and includes Salary and Bonus. The Career Average Compensation amounts for the following Named Executive Officers differ by more than 10% from the three-year average annual compensation set forth in the Summary Compensation Table and are as follows: Messrs. Hafer - $433,274; Jolles - $426,981; Levy - $238,570; and
      Ms. Snyder - $144,156.

(2) Years of Creditable Service at December 31, 2000: Messrs. Hafer - 38 years; Jolles - 24 years; Levy - 20 years; Chesser - 1 year; and Ms. Snyder - 25 years.

(3) Based on an assumed retirement at age 65 in 2001. To reduce the above amounts to reflect a retirement benefit assuming a continual annuity to a surviving spouse equal to 50% of the annuity payable at retirement, multiply the above benefits by 90%. The estimated annual benefits are not subject to any reduction for Social Security benefits or other offset amounts.

(4) Annual retirement benefits under the basic pension per the above table cannot exceed 55%, as defined in the pension plan, of the average compensation during the highest paid 36 calendar months. As of December 31, 2000 none of the Named Executive Officers exceed the 55% limit.

(5) The estimated annual retirement benefits in this table do not reflect the retirement benefits which may be provided under the Supplemental Executive Retirement Plan, described below.


ESTATE ENHANCEMENT PROGRAM

      GPU executive officers are eligible to participate in the Corporation's Estate Enhancement Program, described on page 3 above.


EMPLOYMENT, TERMINATION AND CHANGE IN CONTROL ARRANGEMENTS

Severance Arrangements

      The Corporation has entered into Severance Protection Agreements with the Named Executive Officers which provide certain severance benefits to the executive if his employment is terminated following a change in control of GPU (as defined). These agreements are intended to induce the executives to remain in the employ of the Corporation and help ensure that the Corporation will have the benefit of their services without distraction in the face of a potential change in control. The closing of the Corporation's proposed merger with FirstEnergy Corp. will be a change in control under these agreements.

      Under their agreements, the Named Executive Officers are entitled to receive the benefits described below if, in connection with a change in control (which would include the merger of the Corporation and FirstEnergy Corp.), the executive's employment is terminated for reasons other than cause, disability or death, or if the executive resigns following certain actions (specified in the agreements) by the Corporation such as a reduction in salary or change in position. In addition, Mr. Hafer receives severance benefits if he resigns for any reason within six months following a change in control.

      The benefits payable to all executives consist of, in general, (a) the executive's base salary through the termination date and a pro rata portion of the executive's target incentive bonus (or, if greater, the highest annual bonus paid to the executive in any of the three full fiscal years prior to either termination or the change in control); (b) a lump sum severance payment equal to three times the sum of (1) the greater of (x) the executive's base salary in effect at the time of termination or (y) the executive's base salary in effect immediately prior to the merger and (2) the greater of (x) the highest annual bonus paid to the executive during the preceding three years or (y) the executive's target bonus for the year of termination; (c) a continuation of insurance benefits for up to three years; (d) reimbursement of certain expenses subject to specified limitations; and (e) such additional amount as is necessary to pay any excise tax under Section 4999 of the Internal Revenue Code (and any related interest and penalties) on amounts payable under the agreements.

      The agreements have an initial term of two years and automatically renew annually unless earlier terminated by the executive or GPU.

      Under the Corporation's severance policy for employees, if the employment of any of the Named Executive Officers is involuntarily terminated, as defined, other than in connection with a change in control, he is entitled to receive, in general, severance compensation equal to one week's pay for each full year of service. Premium payments will also be made under the executive's split-dollar life insurance policy for specified periods following the executive's termination of employment and following a change in control of GPU.

Supplemental Executive Retirement Plan

      The Corporation has established a supplemental executive retirement plan ("SERP") for certain GPU senior executives, including the Named Executive Officers, who retire on or after July 1, 1999. Subject to vesting, the SERP provides a total retirement benefit equal to 60% of final average pay for executives who have 30 years of service, with a benefit of 2% per year of service paid to executives who have served for shorter periods. The benefits are offset by other sources of retirement income, including social security benefits, qualified and non-qualified pension benefits and any prior employer benefits.

      To vest in the SERP, executives must have reached age 55 and have 15 years of service; to receive full benefits, they must retire after age 62. An executive would also be eligible for full benefits if he or she is at least 60 years of age and has had 25 years of service. However, subject to completion of the FirstEnergy merger, if the employment of an executive participant in the SERP is terminated for any reason following the merger, or upon an involuntary termination after August 8, 2000 and prior to completion of the merger, he or she will be entitled to supplemental retirement benefits calculated as if he or she had an additional five years of creditable age and service added to his or her actual years of creditable age and service.

Lump Sum Distributions

      An executive may, prior to retirement and in connection with a change in control (which would occur upon completion of the proposed merger with FirstEnergy Corp.), elect to receive a lump sum distribution of all amounts payable to the executive under GPU Companies' supplemental retirement and deferred compensation plans and arrangements when such executive terminates employment regardless of the circumstances, or when the executive terminates employment within 24 months following a change in control. Additionally, prior to termination, an executive may elect to receive such lump sum payment only in the event of a change in control.

Supplemental Agreement

Mr. Jolles

      Retirement and Disability - If Mr. Jolles retires on or after his normal retirement date (the last day of the month in which he attains age 65), he will receive (in addition to his benefits under GPUS' employee retirement plans) a supplemental retirement pension from the GPU Companies equal to the additional pension he would have received under the GPUS employee retirement plans as if he had an additional 24 years of past creditable service. If Mr. Jolles reaches his normal retirement date while he is receiving disability income under GPUS' disability income plans, he will thereafter receive a supplemental retirement pension from the GPU Companies equal to the additional pension he would have been paid under GPUS' employee retirement plans as if he had an additional 24 years of past creditable service. Upon retirement, Mr. Jolles will also receive an extension of his health insurance benefits to the third anniversary of retirement.

      Termination - (i) If Mr. Jolles' employment with the GPU Companies terminates "involuntarily," as defined, under circumstances involving a "change in control" of GPU, as defined, or without cause, he shall receive from the GPU Companies a supplemental retirement pension which would have been paid to him under GPUS' employee retirement plans as if he had an additional 24 years of past creditable service. (ii) If, however, his employment terminates for any other reason (except upon retirement or death), he will receive from the GPU Companies a supplemental retirement pension equal to the additional pension he would have been paid under GPUS' employee retirement plans as if he had additional years of creditable service ranging, as of December 31, 2000, from 13 years up to a maximum of 20 years depending upon his years of actual employment by GPUS at the time of termination.

      Death - In the event of Mr. Jolles' death before he begins receiving benefits under GPUS' employee retirement plans, his surviving spouse, if any, shall receive such benefits during her lifetime, together with the supplemental retirement pension benefits which would have been payable to him as described in Termination (ii) above.

      Other - To the extent relevant to the level of benefits payable to Mr. Jolles under other benefit plans provided for senior GPU executives, he will be treated as having the years of creditable service as described in Termination
(ii) above.

Mr. Chesser

      The supplemental pension letter agreement with Mr. Chesser provides generally, that upon retirement, he will be entitled to receive a supplemental pension in addition to the benefits payable under GPU's other retirement plans. Mr. Chesser also receives extra pension credit on one year for each year actually worked. In the event Mr. Chesser's employment is terminated within 24 months following a change in control by reason of an involuntary termination or by GPU without cause, he will be entitled to his supplemental pension regardless of whether he has completed five years of service and the supplemental pension will be calculated based on more favorable employer-subsidized early retirement reduction factors rather than the actuarial reduction factors generally applicable upon a termination of employment prior to normal retirement.

     Generally, the supplemental pension benefits are payable as an annuity. However, Mr. Chesser may elect in accordance with procedures set forth in the agreements, to have the supplemental pension benefits paid as a lump sum,

      - in the event of a termination of employment within the two-year period following the occurrence of a change in control (which, as defined in the agreements, includes completion of the pending merger with FirstEnergy Corp.);

           or

      - in the event of a change in control following his termination of employment, provided all payments required to be paid have not previously been paid.


BENEFIT PROTECTION TRUSTS

      The Corporation has entered into benefit protection trust agreements to be used to fund the Corporation's obligations to executive officers and directors under deferred compensation and incentive programs and agreements, and with respect to certain retirement and termination benefits, in the event of a change in control. The trusts may also be used for the purpose of paying legal expenses incurred in pursuing benefit claims under such programs and agreements following a change in control. The trusts are currently partially funded. However, as a result of the proposed merger with FirstEnergy Corp., the Corporation may and intends to fully fund these trusts.

                      Jersey Central Power & Light Company/
            Metropolitan Edison Company/Pennsylvania Electric Company


EXECUTIVE COMPENSATION

      The information required with respect to GPU, Inc. is included in the Executive Compensation section of GPU, Inc.'s Proxy Statement for the 2000
Annual Meeting of Stockholders. The following table sets forth remuneration paid, as required, to the Chief Executive Officer and the four other most highly compensated executive officers of JCP&L, Met-Ed and Penelec for the year ended December 31, 2000.

      The managements of JCP&L, Met-Ed and Penelec were combined in a 1996 reorganization. Accordingly, the amounts shown below represent the aggregate remuneration paid to such executive officers by JCP&L, Met-Ed and Penelec during 2000, 1999 and 1998.


Remuneration of Executive Officers

                              SUMMARY COMPENSATION TABLE
                              --------------------------

                               Annual Compensation              Long-Term Compensation
                              --------------------------        ----------------------

                                                                  Awards      Payouts
                                                               ----------    ---------
                                                 Other         Securities
Name and                                         Annual        Underlying     LTIP      All Other
Principal                                        Compensa-      Options      Payouts    Compensa-
Position             Year    Salary($)  Bonus($) tion($)(1)    Granted(#)     ($)(2)    tion ($)
-----------          ----    ---------  -------- ----------    ----------    --------   ---------
M. J. Chesser
President and Chief
Executive Officer    (3)       (3)        (3)       (3)          (3)           (3)         (3)


M. J. Connolly (4)   2000    185,385     25,000      -          6,500           -        15,319 (5)
Vice President - Law 1999    168,846    105,000      -          1,400           -         9,398
                     1998    150,000     35,000      -            -             -         6,782

R. S. Zechman        2000    184,615       -         -          6,300         33,432     29,172 (6)
Vice President       1999    170,000    120,000      -          1,400         21,043     22,083
                     1998    170,000     60,000     538         4,850         18,669     17,623

C. A. Mascari        2000    170,000       -         -          5,500         33,874     36,875 (7)
Vice President -     1999    170,000    112,000      -          1,400         20,218     27,090
Technical Services   1998    170,000     50,000      -          4,850         21,002     20,762

C. Brooks            2000    170,000       -         -          5,200         33,960     23,943 (8)
Vice President       1999    170,000     90,000     460         1,400         20,424     19,041
                     1998    170,000     50,000     592         4,850         20,536     15,593



(1) Consists of earnings on "Long-Term Incentive Plan" ("LTIP") compensation paid in the year the award vests.

(2) Amounts reported in this column for the year 2000 represent each Named Executive Officer's 1995 performance-based restricted stock award that vested on June 4, 2000, at 90% of target, in accordance with the 1990 Stock Plan. The restricted units issued each year since 1995 under the

      1990 Stock Plan have been performance based. For a discussion of how the 2000 performance percentages were determined, and for the 2000 restricted unit awards, see the Long-Term Incentive Plans - Awards in the Last Fiscal Year table (the "LTIP Table"). Dividends are earned on the aggregate restricted units awarded under the 1990 Stock Plan and reinvested in additional units.

      Amounts reported in this column for the years 1998 and 1999 consist of Performance Cash Incentive Awards paid on the 1993 and 1994 restricted unit awards, respectively, which vested under the 1990 Stock Plan. These amounts were designed to compensate recipients of restricted unit awards for the amount of federal and state income taxes that are payable upon vesting of such awards. There was no Performance Cash incentive Award associated with the vesting of the restricted units awarded in 1995 that vested in 2000.

      The aggregate number and value (based on the stock price per share at December 31, 2000) of unvested and deferred vested stock-equivalent restricted units (including reinvested dividend equivalents) which include the amounts shown on the LTIP table, and at the end of 2000 were:

                          Aggregate Units    Aggregate Value
                          ---------------    ---------------

        M. J. Chesser      see note (3)         see note (3)
        M. J. Connolly        2,254             $ 82,975
        R. S. Zechman         8,125              299,102
        C. A. Mascari         9,313              342,835
        C. Brooks             7,572              278,744

(3) Information with respect to Mr. Chesser's compensation is included in the Executive Compensation section of GPU, Inc.'s Proxy Statement for the 2001 Annual Meeting of Stockholders, which is incorporated herein by reference.

(4) Mr. Connolly was compensated by GPUS for his overall service on behalf of GPU and accordingly was not compensated directly by the other subsidiary companies for his services.

(5) Consists of GPU's matching contributions under the Savings Plan ($6,800), matching contributions under the non-qualified deferred compensation plan ($4,785), above-market interest accrued on the retirement portion of deferred compensation ($83), and earnings on LTIP compensation not paid in the current year ($3,651).

(6) Consists of GPU's matching contributions under the Savings Plan ($6,800), matching contributions under the non-qualified deferred compensation plan ($5,385), above-market interest accrued on the retirement portion of deferred compensation ($1,036), and earnings on LTIP compensation not paid in the current year ($15,951).

(7) Consists of GPU's matching contributions under the Savings Plan ($6,800), matching contributions under the non-qualified deferred compensation plan ($4,480), above-market interest accrued on the retirement portion of deferred compensation ($7,045), and earnings on LTIP compensation not paid in the current year ($18,550).

(8) Consists of GPU's matching contributions under the Savings Plan ($6,800), above-market interest accrued on the retirement portion of deferred compensation ($1,136), and earnings on LTIP compensation not paid in the current year $15,007).


Option Grants In Last Fiscal Year

      The following table summarizes option grants made during 2000 to the executive officers named in the Summary Compensation Table. All of these options were granted with an exercise price equal to the fair market value of GPU stock on the date of grant.




                                 Number of
                                Securities         % of
                                Underlying      Total Options                                    Grant Date
                                 Options         Granted to                                        Present
                        Grant    Granted(1)     Employees in    Base Price      Expiration          Value
       Name             Date      (#)           Fiscal Year       ($/Sh)            Date             (2)($)
   -------------      --------  -----------     ----------      ----------      ----------        ---------


  M. J. Chesser         (3)        (3)             (3)             (3)             (3)                (3)

  M. J. Connolly      06/01/00   6,500             0.9%         $29.25          06/01/10           $29,900

  R. S. Zechman       06/01/00   6,300             0.9%          29.25          06/01/10            29,980

  C. A. Mascari       06/01/00   5,500             0.8%          29.25          06/01/10            25,300

  C. Brooks           06/01/00   5,200             0.7%          29.25          06/01/10            23,920


(1) Options become exercisable in three equal annual installments beginning on the first anniversary of the date of the grant. These grants will fully vest upon termination of employment resulting from death or disability. Options may be exercised after retirement in accordance with the terms of the 2000 Stock Option Agreement. In the event of a change in control (which would include the Corporation's proposed merger with FirstEnergy) of GPU during the option term, all options will immediately become exercisable.

(2) Options are valued using a Black-Scholes option pricing model, a mathematical formula widely used to value options. The model as applied used the grant date and the exercise price shown on the table, and the fair market value of Common Stock on the grant date, which was the same as the exercise price. For the June 2000 grant, the model assumed (i) a risk-free rate of return of 6.38%, which approximates the yield on 10-year US Treasury zero coupon bonds on the grant date; (ii) a stock price volatility of 23.5%, based on the average historical volatility for the 36-month period ending on the grant date; (iii) an average dividend yield of 5.71%, based on the average yield for a 36-month period; (iv) the exercise of all options on the final day of their 10-year terms; and (v) 3% discount for risk of forfeiture prior to the options becoming exercisable. No discount from the theoretical value was taken to reflect the restrictions on the transfer of the options and the likelihood of the options being exercised in advance of the final day of their terms.

(3) Information with respect to Mr. Chesser's options is included in the Executive Compensation section of GPU, Inc.'s Proxy Statement for the 2001 Annual Meeting of Stockholders.

Aggregated Option Exercises In Last Fiscal Year And Fiscal Year-End Option Value

      The following table summarizes the number and value of all unexercised options held by the executive officers named in the Summary Compensation Table. In 2000, no options were exercised by any Named Executive Officer.

                  Number of Securities Underlying        Value of Unexercised
                      Unexercised Options at            In-the-Money Options
                        Fiscal Year-End (#)              at Fiscal Year-End ($)
                  -------------------------------       -----------------------

Name              Exercisable   Unexercisable   Exercisable   Unexercisable
----              -----------   -------------   -----------   -------------

M. J. Chesser          (1)          (1)            (1)          (1)
M. J. Connolly          467        7,433            -          49,156
R. S. Zechman         3,700        8,850           606         47,947
C. A. Mascari         3,700        8,050           606         41,897
C. Brooks             3,700        7,750           606         39,628


LONG-TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR

      This table shows the LTIP awards made to the executive officers named in the Summary Compensation Table for the performance period January 1, 1999 through December 31, 2003.

                                  Performance        Estimated future payouts
                   Number of        or other          under non-stock price-
                     shares,      period until              based plans(1)
                                                -----------------------------
                     units or      maturation   Threshold   Target     Maximum
      Name         other rights     or payout         (#)    (#)         (#)
      ----         ------------   -----------   ---------   ------     -------
M. J. Chesser        (2)              (2)         (2)         (2)         (2)
M. J. Connolly      1,000       3 year vesting    500        1,000       2,000
R. S. Zechman       1,000       3 year vesting    500        1,000       2,000
C. A. Mascari         900       3 year vesting    450          900       1,800
C. Brooks             800       3 year vesting    400          800       1,600

(1) The restricted units awarded in 2000 under the 1990 Stock Plan provide for a performance adjustment to the aggregate number of units vesting for the recipient, including the accumulated reinvested dividend equivalents, based on the annualized GPU Total Shareholder Return (TSR) percentile ranking against all companies in the Standard & Poor's Electric Utility Index for the period between the award and vesting dates. With a 55th percentile ranking, the performance adjustment would be 100% as reflected in the "Target" column. In the event that the percentile ranking is below the 55th percentile, the performance adjustment would be reduced in steps reaching 0% below the 40th percentile. The minimum payout or "Threshold" begins at the 40th percentile, which results in a payout of 50% of target. A ranking below the 40th percentile would result in no award. Should the TSR percentile ranking exceed the 64th percentile, then the performance adjustment would be increased in steps reaching 200% at the 85th percentile as reflected in the "Maximum" column. Regular quarterly dividends are reinvested in additional units that are subject to the vesting restrictions of the award. Actual payouts,if any, under the Plan would be based on the aggregate number of units accumulated through dividend reinvestment at the time the restrictions lapse.

(2) Information with respect to Mr. Chesser's long-term incentive plans is included in the Executive Compensation section of GPU, Inc.'s Proxy Statement for the 2001 Annual Meeting of Stockholders.

Proposed Remuneration of Executive Officers

      None of the Named Executive Officers in the Summary Compensation Table has an employment contract. The compensation of executive officers is determined from time to time by the Personnel & Compensation Committee of the GPU, Inc. Board of Directors.

Retirement Plans

      The GPU Companies' pension plans provide for pension benefits, payable for life after retirement, based upon years of creditable service with the GPU Companies and the employee's career average compensation as defined below. Federal law limits the amount of an employee's pension benefits that may be paid from a qualified trust established pursuant to a qualified pension plan (such as the GPU Companies' plans). The GPU Companies also have adopted non-qualified plans providing that the portion of a participant's pension benefits which, by reason of such limitations, cannot be paid from such a qualified trust shall be paid directly on an unfunded basis by the participant's employer.

      The following table illustrates the amount of aggregate annual pension from funded and unfunded sources resulting from employer contributions to the qualified trust and direct payments payable upon retirement in 2001 (computed on a single life annuity basis) to persons in specified compensation and years of service classifications:

               ESTIMATED ANNUAL RETIREMENT BENEFITS (2) (3) (4)
                   BASED UPON CAREER AVERAGE COMPENSATION
                   --------------------------------------
                                (2001 Retirement)

Career Average                                Years of Service
                 ---------------------------------------------------------
Compensation (1)     15        20         25        30        35      40
---------------  --------  --------   --------- --------  --------  ------

   $ 50,000       $ 13,736  $ 18,315   $ 22,894  $ 27,473  $ 32,052 $ 36,399
    100,000         28,736    38,315     47,894    57,473    67,052   75,999
    150,000         43,736    58,315     72,894    87,473   102,052  115,599
    200,000         58,736    78,315     97,894   117,473   137,052  155,199

    250,000         73,736    98,315    122,894   147,473   172,052  194,799
    300,000         88,736   118,315    147,894   177,473   207,052  234,399
    350,000        103,736   138,315    172,894   207,473   242,052  273,999
    400,000        118,736   158,315    197,894   237,473   277,052  313,599

    450,000        133,736   178,315    222,894   267,473   312,052  353,199
    500,000        148,736   198,315    247,894   297,473   347,052  392,799
    550,000        163,736   218,315    272,894   327,473   382,052  432,399
    600,000        178,736   238,315    297,894   357,473   417,052  471,999

    650,000        193,736   258,315    322,894   387,473   452,052  511,599
    700,000        208,736   278,315    347,894   417,473   487,052  551,199
    750,000        223,736   298,315    372,894   447,473   522,052  590,799
    800,000        238,736   318,315    397,894   477,473   557,052  630,399

(1) Career Average Compensation is the average annual compensation received from January 1, 1984 to retirement and includes Salary and Bonus. The career average compensation amounts for the following Named Executive Officers differ by more than 10% from the three year average annual compensation set forth in the Summary Compensation Table and are as follows: Messrs. Connolly - $104,273; Zechman - $142,358; Mascari - $140,752; and Brooks - $134,515.

(2) Years of Creditable Service at December 31, 2000: Messrs. Chesser - 1 year; Zechman - 31 years; Mascari - 27 years; Brooks - 27 years; and Connolly - 21 years.

(3) Based on an assumed retirement at age 65 in 2001. To reduce the above amounts to reflect a retirement benefit assuming a continual annuity to a surviving spouse equal to 50% of the annuity payable at retirement, multiply the above benefits by 90%. The estimated annual benefits are not subject to any reduction for Social Security benefits or other offset amounts.

(4) Annual retirement benefits under the basic pension per the above table cannot exceed 55%, as defined in the pension plan, of the average compensation during the highest paid 36 calendar months. As of December 31, 2000, none of the Named Executive Officers exceed the 55% limit.


Remuneration of JCP&L Directors

      Non-employee directors receive an annual retainer of $15,000, a fee of $1,000 for each Board meeting attended, and a fee of $1,000 for each Committee meeting attended.


       SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The information required for GPU, Inc. is included in the Security Ownership section of GPU, Inc.'s Proxy Statement for the 2001 Annual Meeting of Stockholders.

      All of the outstanding shares of JCP&L (15,371,270), Met-Ed (859,500) and Penelec (5,290,596) common stock are owned beneficially and of record by their parent, GPU, Inc., 300 Madison Avenue, Morristown, NJ 07962.

      The following table sets forth, as of February 1, 2001, the beneficial ownership of equity securities (and stock-equivalent units) of each of the directors and each of the executive officers named in the Summary Compensation Table, and of all directors and executive officers of each of the respective GPU Energy companies as a group. The shares of Common Stock owned by all directors and executive officers as a group constitute less than 1% of the total shares outstanding.

                                       Amount and Nature of Beneficial Ownership
                                            Shares(1)       Stock-Equivalent
                                       -------------------- --------------------
    Name               Title of Security        Direct     Indirect   Units(2)
    ----               -----------------        ------     --------   --------


JCP&L/Met-Ed/Penelec:
--------------------
F. D. Hafer             GPU Common Stock        13,345        166       48,709
M. J. Chesser           GPU Common Stock          -            -         4,032
M. J. Connolly          GPU Common Stock          -           456        2,254
R. S. Zechman           GPU Common Stock         1,914         -         8,124
C. A. Mascari           GPU Common Stock          -             6        9,313
C. Brooks               GPU Common Stock           805         -         7,572
C. B. Snyder            GPU Common Stock         1,643         -        10,262

JCP&L Only:
----------
G. E. Persson           GPU Common Stock                     None
S. C. Van Ness          GPU Common Stock                     None

All Directors and
  Executive Officers
  as a Group            GPU Common Stock        47,861      1,999      154,557


(1) The number of shares owned and the nature of such ownership, not being within the knowledge of GPU, have been furnished by each individual.

(2) Restricted units, which do not have voting rights, represent rights (which are performance based and subject to vesting) to receive shares of Common Stock under the 1990 Stock Plan for Employees of GPU, Inc. and Subsidiaries (the "1990 Stock Plan"). These amounts also include restricted units, which have vested under the 1990 Stock Plan, but which were deferred pursuant to that Plan by the following officers: Mr. Zechman
      - 740 units; and Mr. Mascari - 2,150 units, and Mr. Brooks - 718 units. See Summary Compensation Table above.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      GPU and its subsidiaries have business arrangements with organizations with which certain GPU directors and certain owners of 5% or more of GPU stock are affiliated. These arrangements are conducted in the ordinary course of business, at arms-length, and on standard commercial terms and conditions.